BLUEGREEN VACATIONS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

BOCA RATON, Florida (March 9, 2020) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its fourth quarter and full year 2019 financial results.

4Q19 Highlights:

•

Net income attributable to shareholders was $10.6 million, compared to $19.8 million in the prior year quarter. The 2019 quarter’s results were adversely impacted by a pretax $5.6 million loss upon the transfer of certain resort amenities to a homeowners’ association and $4.3 million in pretax charges for severance payments to certain executives and associates.

•	Earnings Per Share (“EPS”) of $0.14, compared to $0.27 in the prior year quarter.
•	Adjusted EBITDA of $30.0 million, compared to $31.7 million in the prior year quarter.
•	Total revenue increased 5.9% to $183.9 million in the 2019 quarter from $173.7 million in the prior year quarter.
•	System-wide Sales of vacation ownership interests (“VOIs”) increased 6.5% to $155.5 million in the 2019 quarter from $146.0 million in the prior year quarter.
•	Entered into a $225.0 million syndicated corporate credit facility and renewed an $80.0 million syndicated VOI notes receivable purchase facility.
•

Alan B. Levan named President & Chief Executive Officer (“CEO”), Raymond S. Lopez appointed Chief Operating Officer (“COO”) in addition to his duties as Chief Financial Officer (“CFO”) and Dusty Tonkin joined the Company as Chief Sales Officer (“CSO”).

Full Year 2019 Highlights:

•

Net income attributable to shareholders was $34.9 million, compared to $88.0 million in the prior year. 2019 results were adversely impacted by the issues with Bass Pro and the pretax loss related to the settlement with Bass Pro of $39.1 million, the pretax $5.6 million loss upon the transfer of certain resort amenities to a homeowners’ association and $6.3 million in pretax charges for severance payments to certain executives and associates.

•	EPS of $0.47, compared to $1.18 in the prior year.
•	Adjusted EBITDA of $121.8 million, compared to $141.8 million in the prior year.
•	Total revenue increased 0.3% to $740.2 million in the current year from $738.3 million in the prior year.
•	System-wide Sales of VOIs of $619.1 million, compared to $624.1 million in the prior year.

“While we experienced a significant improvement in VOI sales in the fourth quarter, we were very disappointed with the overall performance of the Company in 2019,” said Alan B. Levan, Chairman, CEO and President.  “We believe that 2020 will be a period of rebuilding with the goal of positioning the Company for future growth.  To this end, we will continue to focus significant resources and management attention on increasing sales of VOIs and vacation packages.”

Financial Results

(dollars in millions, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change		2019	2018	Change

Total revenue	$183.9	$173.7	5.9%		$740.2	$738.3	0.3%
Income before non-controlling interest and provision for income taxes	$15.7	$26.2	(40.1)%		$58.3	$128.9	(54.8)%
Net income attributable to shareholders	$10.6	$19.8	(46.5)%		$34.9	$88.0	(60.3)%
Earnings per share basic and diluted	$0.14	$0.27	(48.1)%		$0.47	$1.18	(60.2)%
Adjusted EBITDA	$30.0	$31.7	(5.4)%		$121.8	$141.8	(14.1)%
Capital-light revenue (1) as a percentage of total revenue	65.0%	69.3%	(430)	bps	67.7%	70.8%	(310)	bps

(1)

Bluegreen's "capital-light" revenue includes revenue from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Total revenue for the three months ended December 31, 2019 increased 5.9% to  $183.9 million from $173.7 million in the prior year quarter, primarily due to increases in VOI sales and growth in resort operations and club management revenues partially offset by a decrease in fee-based service commission revenue, as discussed more fully under “Segment Results” below.  Adjusted EBITDA decreased to  $30.0 million in the fourth quarter of 2019 from $31.7 million in the fourth quarter of 2018, primarily due to higher selling and marketing expense and higher net carrying cost of inventory partially offset by higher gross profits on VOI sales and higher profits from the Company’s Resort Operations and Club Management Segment.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change		2019	2018	Change

System-wide sales of VOIs	$155.5	$146.0	6.5%		$619.1	$624.1	(0.8)%
Segment adjusted EBITDA	$36.1	$36.8	(1.9)%		$147.1	$173.7	(15.3)%
Number of total guest tours	56,662	55,958	1.3%		235,842	238,141	(1.0)%
Average sales price per transaction	$15,359	$16,085	(4.5)%		$15,307	$15,692	(2.5)%
Sales to tour conversion ratio	18.0%	16.3%	170	bps	17.3%	16.8%	50	bps
Sales volume per guest ("VPG")	$2,758	$2,624	5.1%		$2,642	$2,642	—%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	52.8%	50.5%	230	bps	51.3%	49.3%	200	bps
Provision for loan losses	19.0%	20.7%	(170)	bps	17.9%	16.8%	110	bps
Cost of VOIs sold	6.2%	6.8%	(60)	bps	8.6%	9.4%	(80)	bps

System-wide sales of VOIs

During the fourth quarter of 2019, system-wide sales of VOIs were $155.5 million, compared to $146.0 million in the fourth quarter of 2018. The increase in system-wide sales of VOIs in the 2019 period was primarily due to an improved sale-to-tour coversion ratio,  which increased the average sales volume per guest (“VPG”), and an increased number of guest tours.  The number of vacation packages sold in the fourth quarter of 2019 increased approximately 5% compared to the fourth quarter of 2018 and increased 6% for the second half of 2019 as compared to the comparable prior year period.

Sales mix for the fourth quarter of 2019 was weighted toward sales to existing owners at 56.1% of VOIs sold, compared to 53.4% in the comparable prior year quarter.

Fee-based sales commission revenue was $46.8 million in the fourth quarter of 2019, compared to $48.8 million in the fourth quarter of 2018. This decrease was a result of lower sales of third-party VOI inventory and slightly lower commission rates during the 2019 quarter.

Provision for Loan Losses

Provision for loan losses during the fourth quarter of 2019 decreased slightly to 19.0% of gross VOI sales, compared to 20.7% in the prior year fourth quarter. However, the provision for loan losses increased to 17.9% of gross VOI sales during 2019, compared to 16.8% during 2018.  As previously disclosed, the Company’s default rates in recent years have been adversely impacted by the actions of “timeshare exit firms” which encourage VOI owners to become delinquent and ultimately default on their obligations. Defaults associated with such actions in the fourth quarter of 2019 were up 12% compared to the fourth quarter of 2018.  In addition, the Company believes the 26% increase in exit firm letters that it received in 2019 as compared to 2018 was due, in part, to the negative publicity at the beginning of the year relating to the now-resolved disruption of our relationship with Bass Pro because the increase in such defaults were primarily driven by higher attorney default activity at the Company’s resorts and owners located in Missouri, where Bass Pro is headquartered. The decrease in the provision for loan losses in the fourth quarter of 2019 as compared to the prior year quarter reflects that the Company recognized  a lower charge related to prior period originations in the fourth quarter of 2019 compared to the fourth quarter of 2018.  The Company currently believes its provision for loan losses will range between 17% and 20% in 2020.

Bluegreen intends to continue to aggressively deal with timeshare exit firms, including by pursuing litigation and encouraging state regulatory authorities to bring actions against these firms by putting in place initiatives to help the Company’s 220,000 owners continue to enjoy their Bluegreen vacations, and by improving channels to assist owners who have questions regarding their ownership.

Net Carrying Cost of Inventory

Net carrying cost of inventory increased $0.7 million in the fourth quarter of 2019 compared to the fourth quarter of 2018. The increase in net carrying costs of VOI inventory was primarily related to our acquisition of the Éilan Hotel and Spa during April 2018, increased maintenance fees and developer subsidies associated with our increase in VOI inventory and decreased rentals of developer inventory partially offset by increased net operating profits from Bluegreen’s sampler program. In certain circumstances, the Company offsets marketing costs by using its inventory for marketing guest stays. The Company currently believes that its net inventory carrying costs will continue to increase in 2020.

Selling and Marketing Expense

Selling and marketing expense increased to 53% of system-wide sales of VOIs during the fourth quarter of 2019 as compared to 50% during the fourth quarter of 2018.  The increase in selling and marketing expenses as a percentage of system-wide sales of VOIs is primarily attributable to higher costs per guest tour, which reflect higher fees to Bass Pro as well as a change in the timing of expense recognition under the settlement agreement entered into with Bass Pro in June 2019, additional costs related to 15 new Cabela’s stores opened in 2019 and additional costs associated with testing new digital marketing programs. In addition, selling and marketing expenses for the fourth quarter of 2019 includes severance charges of $0.6 million pursuant to an agreement entered into with an executive during the quarter.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change

Resort operations and club management
revenue	$42.0	$41.1	2.3%	$174.9	$168.4	3.9%
Segment adjusted EBITDA	$14.0	$12.5	12.0%	$56.4	$50.6	11.5%
Resorts managed	49	49	—%	49	49	—%

In the fourth quarter of 2019, resort operations and management club revenue increased by $0.9 million, or 2.3%, to $42.0 million from $41.1 million in the prior year quarter. Further, segment adjusted EBITDA grew by 12.0% to $14.0 million.  The increases were driven primarily by the full period of management fees in 2019 related to managed resorts added during 2018.

Balance Sheet and Liquidity

As of December 31, 2019, unrestricted cash and cash equivalents totaled $190.0 million. Bluegreen had availability of approximately $220.2 million under its receivable-backed purchase and credit facilities, inventory lines of credit and corporate credit line as of December 31, 2019, subject to eligible collateral and the terms of the facilities, as applicable.  Excluding receivable-backed notes payable, the Company’s net debt-to-EBITDA ratio as of December 31, 2019 was 0.23.

As previously disclosed, on October 23, 2019, the Company refinanced and expanded its syndicated corporate credit line from a $100 million facility to a $225 million facility.   The new facility includes a $100 million term loan, which was fully funded at closing, as well as a $125 million revolver, with only $30 million borrowed under the revolving line at both closing and December 31, 2019.  The interest rate on the new facility varies with the Company’s leverage and ranges from LIBOR plus 2.00% to LIBOR plus 2.50%, which is a significant reduction from the rates in effect for the previous facility.  Proceeds from the new line were used to repay the existing corporate credit line and other debt and are expected to be used for general corporate purposes going forward.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $46.1 million for the year ended December 31, 2019, compared to $44.3 million for the year ended December 31, 2018.  Cash flows during 2019 reflected decreased spending on the acquisition and development of inventory and property and equipment and reduced income tax payments, partially offset by the $20.0 million payment to Bass Pro in June 2019.

Management Updates

In November 2019, the Company announced that Shawn B. Pearson resigned as President and CEO effective December 31, 2019.  Alan B. Levan, the Company’s Chairman of the Board of Directors, was appointed as President and CEO effective upon Mr. Pearson’s resignation.  In addition, Raymond S. Lopez, the Company’s Chief Financial Officer, was appointed to also serve as Chief Operating Officer.

In October 2019, the Company named Dusty Tonkin as Chief Sales Officer.  Mr. Tonkin, since 2002, has worked in the vacation ownership industry for more than 24 years. He comes to Bluegreen from Wyndham Destinations, where he served in various sales leadership roles, most recently as Executive Vice President of Sales & Marketing where he led teams in six major regions.

Dividend

On January 22, 2020, Bluegreen’s Board of Directors declared a quarterly common stock cash dividend of $0.13 per share. The dividend is payable on February 20, 2020 to shareholders of record as of the close of trading on February 6, 2020.

Outlook

The Company anticipates that 2020 will be a period of rebuilding with the goal of positioning the Company for future growth.  The challenges of 2019 included the Bass Pro dispute and its impact on the Company’s operations as well as the cost of investments in the Company’s sales and marketing infrastructure. While the Company will continue to be flexible moving forward, the Company currently anticipates that it will reduce the percentage of its system-wide sales devoted to selling fee-based service inventory to approximately 35% to 40% of system-wide sales, with a view to improving EBITDA growth.  The Company believes it has access to adequate inventory for its near term sales requirements and expects to continue to operate in a favorable interest rate environment.  The Company also anticipates continued compression in its operating margins, primarily as a result of i) increases in the cost of VOIs sold (although it expects costs of VOIs sold to return to a more normalized range of between 10% to 15% in 2020), ii) the net carrying cost of inventory and iii) the marketing costs associated with the anticipated growth in vacation package sales.  While there is a risk that public health issues, such as the recent coronavirus outbreak, may impact leisure travel or otherwise adversely impact our operating results or financial condition, to date we have not experienced significant cancellations at our resorts but continue to monitor the situation and cancellation activity closely. See Forward Looking Statements below.

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to our ability to achieve increases in VOI sales; that the Company’s current strategy to reduce sales of fee-based inventory may not result in EBITDA growth or otherwise positively impact the Company and such strategy may change; our ability to successfully implement our strategic plans and initiatives, generate earnings and long-term growth; risks that our current or future marketing alliances, if any, will not contribute to growth or be profitable and that we may not be successful in entering into new marketing alliances or identifying or growing new sales channels;  the risk that our business relationship with Bass Pro under the revised terms of our marketing agreement with Bass Pro may not be as profitable as under the prior terms, or at all, or otherwise result in the benefits anticipated; risks that our anticipated expansion into Cabela’s stores will not be in the number or in the time frames indicated, or at all; risks that the increases in package sales may not continue and may not result in increased guest tours in the timeframe anticipated or at all; risks that dividend payments will not continue at current or previous levels, if at all; risks that the Company’s costs, including costs of VOIs sold, net carrying cost of inventory, overhead expenses and provision for loan losses will not be within the expected ranges; risks that the Company’s efforts to address the actions of timeshare exit firms and the increase in default rates may not be successful and default rates may exceed the Company’s expectations, including that such costs may increase beyond the level expected and may not result in sales growth; risks that management changes may not lead to the benefits anticipated; risks related to our indebtedness; risks that public health issues, such as the recent coronavirus outbreak, and natural disasters, including hurricanes, may result in declines in leisure travel or traffic at locations where we have marketing operations, adversely impact the availability of credit, or otherwise adversely impact the Company’s financial condition and operating results; any damage to physical assets or interruption of access to physical assets or operations resulting from public health issues, such as the recent coronavirus outbreak, or from hurricanes, earthquakes, fires, floods, windstorms or other natural disasters, which may increase in frequency or severity due to climate change or other factors;  and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2019, which is expected to be filed on or before March 16, 2020.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures:

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, Adjusted EBITDA, and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 220,000 owners, 68 Club and Club Associate Resorts and access to more than 11,350 other hotels and resorts through partnerships and exchange networks as of December 31, 2019. Bluegreen Vacations also offers a portfolio of fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its 90% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Contact:

Bluegreen Vacations Corporation
Investor Relations:
Leo Hinkley 954-940-5336
Email: Leo.Hinkley@BluegreenVacations.com

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(In thousands, except for per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
	Unaudited
Revenue:
Gross sales of VOIs	$85,242	$74,192	$311,076	$305,530
Provision for loan losses	(16,218)	(15,379)	(55,701)	(51,305)
Sales of VOIs	69,024	58,813	255,375	254,225

Fee-based sales commission revenue	46,799	48,841	207,832	216,422
Other fee-based services revenue	31,229	28,552	125,244	118,024
Cost reimbursements	14,956	15,375	63,889	62,534
Interest income	21,938	22,143	87,902	85,914
Other income, net	—	—	—	1,201
Total revenue	183,946	173,724	740,242	738,320

Costs and expenses:
Cost of VOIs sold	4,304	3,975	21,845	23,813
Cost of other fee-based services	20,402	18,986	86,940	72,968
Cost reimbursements	14,956	15,375	63,889	62,534
Selling, general and administrative expenses	113,815	99,867	468,856	415,403
Interest expense	9,583	9,239	39,538	34,709
Other expense, net	5,138	68	910	—
Total costs and expenses	168,198	147,510	681,978	609,427

Income before non-controlling interest and
provision for income taxes	15,748	26,214	58,264	128,893
Provision for income taxes	3,016	3,544	12,140	28,541
Net income	12,732	22,670	46,124	100,352
Less: Net income attributable to non-controlling interest	2,178	2,881	11,273	12,390
Net income attributable to Bluegreen
Vacations Corporation shareholders	$10,554	$19,789	$34,851	$87,962

Comprehensive income attributable to
Bluegreen Vacations Corporation
shareholders	$10,554	$19,789	$34,851	$87,962

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(In thousands, except for per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
	Unaudited
Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted	$0.14	$0.27	$0.47	$1.18

Weighted average number of common shares outstanding:
Basic and diluted	74,418	74,644	74,439	74,712

Cash dividends declared per share	$0.13	$0.15	$0.64	$0.60

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	For the Year Ended
	December 31,
	2019	2018
Operating activities:
Net income	$46,124	$100,352
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	18,992	16,604
Loss on disposal of property and equipment	3,909	179
Provision for loan losses	55,677	51,236
Provision for deferred income taxes	1,448	2,090
Changes in operating assets and liabilities:
Notes receivable	(65,672)	(63,545)
Prepaid expenses and other assets	(2,920)	2,704
Inventory	(12,788)	(32,022)
Accounts payable, accrued liabilities and other, and
deferred income	25,788	(764)
Net cash provided by operating activities	70,558	76,834

Investing activities:
Purchases of property and equipment	(24,475)	(32,539)
Proceeds from sale of property and equipment	4,880	—
Net cash used in investing activities	(19,595)	(32,539)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	99,671	254,494
Payments on borrowings collateralized by notes receivable	(137,468)	(216,023)
Proceeds from borrowings under line-of-credit facilities
and notes payable	99,292	51,736
Payments under line-of-credit facilities and notes payable	(86,784)	(43,066)
Payments of debt issuance costs	(3,332)	(3,010)
Repurchase and retirement of common stock	(835)	(4,000)
Distributions to non-controlling interest	(7,350)	(9,800)
Dividends paid	(47,645)	(44,841)
Net cash used in financing activities	(84,451)	(14,510)
Net (decrease) increase in cash and cash equivalents
and restricted cash	(33,488)	29,785
Cash, cash equivalents and restricted cash at the beginning of period	273,134	243,349
Cash, cash equivalents and restricted cash at end of period	$239,646	$273,134

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$34,945	$30,260
Income taxes paid	$15,567	$25,156
Supplemental schedule of non-cash investing and financing activities:
Acquisition of inventory, property, and equipment for notes payable	$—	$24,258

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	December 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$190,009	$219,408
Restricted cash ($22,534 and $28,400 in VIEs at December 31, 2019
and December 31, 2018, respectively)	49,637	53,726
Notes receivable, net ($292,590 and $341,975 in VIEs
at December 31, 2019 and December 31, 2018, respectively)	449,162	439,167
Inventory	346,937	334,149
Prepaid expenses	10,501	10,097
Other assets	52,137	49,796
Operating lease assets	20,858	—
Intangible assets, net	61,515	61,845
Loan to related party	80,000	80,000
Property and equipment, net	99,262	98,279
Total assets	$1,360,018	$1,346,467

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$16,653	$19,515
Accrued liabilities and other	103,948	80,364
Operating lease liabilities	22,124	—
Deferred income	18,074	16,522
Deferred income taxes	92,504	91,056
Receivable-backed notes payable - recourse	88,569	76,674
Receivable-backed notes payable - non-recourse (in VIEs)	334,246	382,257
Lines-of-credit and notes payable	146,160	133,391
Junior subordinated debentures	72,081	71,323
Total liabilities	894,359	871,102

Commitments and Contingencies

Shareholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 74,362,693 shares issued and outstanding at December 31, 2019 and 74,445,923 shares
issued and outstanding at December 31, 2018	744	744
Additional paid-in capital	269,534	270,369
Retained earnings	145,847	158,641
Total Bluegreen Vacations Corporation shareholders' equity	416,125	429,754
Non-controlling interest	49,534	45,611
Total shareholders' equity	465,659	475,365
Total liabilities and shareholders' equity	$1,360,018	$1,346,467

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Net income attributable to shareholder(s)	$10,554	$19,789	$34,851	$87,962
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	2,178	2,881	11,273	12,390
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(2,330)	(2,947)	(11,670)	(12,468)
Loss (gain) on assets held for sale	5,802	(6)	3,656	3
Add: depreciation and amortization	3,661	3,303	14,114	12,392
Less: interest income (other than interest earned on VOI notes receivable)	(1,754)	(1,821)	(7,191)	(6,044)
Add: interest expense - corporate and other	4,471	4,064	19,035	15,195
Add: franchise taxes	22	19	193	199
Add: provision for income taxes	3,016	3,544	12,140	28,541
Add: severance	4,343	2,899	6,267	3,650
Add: Bass Pro settlement	—	—	39,121	—
Total Adjusted EBITDA	$29,963	$31,725	$121,789	$141,820

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Adjusted EBITDA - sales of VOIs and financing	$36,110	$36,767	$147,081	$173,668
Adjusted EBITDA - resort operations and club management	14,020	12,517	56,378	50,561
Total Segment Adjusted EBITDA	50,130	49,284	203,459	224,229
Less: Corporate and other	(20,167)	(17,559)	(81,670)	(82,409)
Total Adjusted EBITDA	$29,963	$31,725	$121,789	$141,820

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended December 31,
	2019		2018
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)
(dollars in thousands)
Developed VOI sales (1)	$100,065	64%	$68,450	47%
Secondary Market sales	64,209	41	46,715	32
Fee-Based sales	70,239	45	71,767	49
JIT sales	4,189	3	24,176	17
Less: Equity trade allowances (6)	(83,221)	(53)	(65,149)	(45)
System-wide sales of VOIs	155,481	100%	145,959	100%
Less: Fee-Based sales	(70,239)	(45)	(71,767)	(49)
Gross sales of VOIs	85,242	55	74,192	51
Provision for loan losses (2)	(16,218)	(19)	(15,379)	(21)
Sales of VOIs	69,024	44	58,813	40
Cost of VOIs sold (3)	(4,304)	(6)	(3,975)	(7)
Gross profit (3)	64,720	94	54,838	93
Fee-Based sales commission revenue (4)	46,799	67	48,841	68
Financing revenue, net of financing expense	15,353	10	14,649	10
Other fee-based services - title operations, net	2,014	1	1,846	1
Net carrying cost of VOI inventory	(4,963)	(3)	(4,284)	(3)
Selling and marketing expenses	(82,136)	(53)	(73,653)	(50)
General and administrative expenses - sales and marketing	(9,435)	(6)	(6,979)	(5)
Other income, net	1,337	1	—	—
Operating profit - sales of VOIs and financing	33,689	22%	35,258	24%
Add: Depreciation	1,541		1,413
Add: Severance	822		96
Add: Loss on assets held for sale	58		—
Adjusted EBITDA - sales of VOIs and financing	$36,110		$36,767

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us under our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Provision for loan losses is calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not based on system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not based on system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not based on system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Years Ended December 31,
	2019		2018
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)
(dollars in thousands)
Developed VOI sales (1)	$355,353	57%	$287,292	46%
Secondary Market sales	248,780	40	232,562	37
Fee-Based sales	308,032	50	318,540	51
JIT sales	13,346	2	56,450	9
Less: Equity trade allowances (6)	(306,403)	(49)	(270,774)	(43)
System-wide sales of VOIs	619,108	100%	624,070	100%
Less: Fee-Based sales	(308,032)	(50)	(318,540)	(51)
Gross sales of VOIs	311,076	50	305,530	49
Provision for loan losses (2)	(55,701)	(18)	(51,305)	(17)
Sales of VOIs	255,375	41	254,225	41
Cost of VOIs sold (3)	(21,845)	(9)	(23,813)	(9)
Gross profit (3)	233,530	91	230,412	91
Fee-Based sales commission revenue (4)	207,832	67	216,422	68
Financing revenue, net of financing expense	60,454	10	59,609	10
Other fee-based services - title operations, net	7,274	1	7,614	1
Net carrying cost of VOI inventory	(23,816)	(4)	(11,358)	(2)
Selling and marketing expenses	(317,716)	(51)	(307,614)	(49)
General and administrative expenses - sales and marketing	(70,258)	(11)	(27,848)	(4)
Other income, net	3,068	(1)	—	—
Operating profit - sales of VOIs and financing	100,368	16%	167,237	27%
Add: Depreciation and amortization	6,118		6,335
Add: Severance	1,416		96
Add: Bass Pro Settlement	39,121		—
Add: Loss on assets held for sale	58		—
Adjusted EBITDA - sales of VOIs and financing	$147,081		$173,668

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us under our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Provision for loan losses is calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not based on system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not based on system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not based on system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
(dollars in thousands)
Number of sales offices at period-end	26	26	—	26	26	—
Number of active sales arrangements with third-party clients at period-end	15	15	—	15	15	—
Total number of VOI sales transactions	10,173	9,128	11	40,703	40,087	2
Average sales price per transaction	$15,359	$16,085	(5)	$15,307	$15,692	(2)
Number of total guest tours	56,662	55,958	1	235,842	238,141	(1)
Sale-to-tour conversion ratio– total marketing guests	18.0%	16.3%	10	17.3%	16.8%	3
Number of new guest tours	32,679	33,002	(1)	142,130	146,623	(3)
Sale-to-tour conversion ratio– new marketing guests	14.6%	13.9%	5	14.1%	14.3%	(1)
Percentage of sales to existing owners	56.1%	53.4%	5	54.5%	51.6%	6
Average sales volume per guest	$2,758	$2,624	5	$2,642	$2,642	—

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended December 31,				For the Year Ended December 31,
(dollars in thousands)	2019		2018		2019		2018
Resort operations and club management revenue	$42,031		$41,077		$174,887		$168,353
Resort operations and club management expense	(34,142)		(29,072)		(125,928)		(119,553)
Operating profit - resort operations and club management	7,889	19%	12,005	29%	48,959	28%	48,800	29%
Add: Depreciation and amortization	244		470		1,294		1,719
Add: Loss on assets held for sale	5,887		—		5,887		—
Add: Severance	—		42		238		42
Adjusted EBITDA - resort operations and club management	$14,020		$12,517		$56,378		$50,561

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2019	2018	2019	2018
General and administrative expenses - corporate and other	$(22,684)	$(18,964)	$(81,829)	$(79,687)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(2,330)	(2,947)	(11,670)	(12,468)
Other income, net	(588)	(68)	1,909	1,201
Financing revenue -corporate and other	1,913	2,047	7,892	6,537
Interest income (other than interest earned on VOI notes receivable)	(1,754)	(1,821)	(7,191)	(6,044)
Franchise taxes	22	19	193	199
(Gain) loss on assets held for sale	(143)	(6)	(2,289)	3
Depreciation and amortization	1,876	1,420	6,702	4,338
Severance	3,521	2,761	4,613	3,512
Corporate and other	$(20,167)	$(17,559)	$(81,670)	$(82,409)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Years Ended December 31,
(in thousands)	2019	2018
Net cash provided by operating activities	$70,558	$76,834
Purchases of property and equipment	(24,475)	(32,539)
Free Cash Flow	$46,083	$44,295

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Financing Interest Income	$20,025	$20,096	$80,010	$79,377
Financing Interest Expense	(5,112)	(5,175)	(20,503)	(19,514)
Non-Financing Interest Income	1,913	2,047	7,892	6,537
Non-Financing Interest Expense	(4,471)	(4,064)	(19,035)	(15,195)
Mortgage Servicing Income	1,602	1,581	6,223	5,951
Mortgage Servicing Expense	(1,162)	(1,853)	(5,276)	(6,205)
Title Revenue	4,154	2,850	14,246	12,205
Title Expense	(2,140)	(1,004)	(6,972)	(4,591)

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Gross sales of VOIs	$85,242	$74,192	$311,076	$305,530
Add: Fee-based sales	70,239	71,767	308,032	318,540
System-wide sales of VOIs	$155,481	$145,959	$619,108	$624,070

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenue

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with HOA maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and JIT sales.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. This also includes fees from certain third-party developers for providing mortgage servicing of loans granted by them to purchasers of their VOIs.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for certain resort amenities and certain member exchanges. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and by utilizing the inventory in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenue from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and other expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of our provision for loan losses. In addition to the factors impacting system-wide sales of VOIs, sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing the number of sales transactions by the number of guest tours.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results. Accordingly, amounts paid, accrued or incurred in connection with the Bass Pro Settlement in June 2019 were excluded from the computation of Adjusted EBITDA for 2019.  For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.